Exhibit 99.1

April 22, 2013

Contact:

Ramsey Hamadi, SEVP and Chief Financial Officer

336-369-0900

NEWBRIDGE BANCORP REPORTS INCREASED EARNINGS

FOR MARCH QUARTER 2013

GREENSBORO, N.C. – NewBridge Bancorp (Nasdaq: NBBC) today reported a sharp increase in earnings for the quarter ended March 31, 2013 over the quarter ended March 31, 2012. Net income available to common shareholders totaled $4.0 million, compared to $781,000 reported in the first quarter of 2012. Earnings per diluted common share were $0.13, an increase of 160% over the same quarter last year.

“Our first quarter results are highlighted by substantially improved earnings, significantly enhanced asset quality, core organic loan growth and a stronger capital position,” said Pressley A. Ridgill, President and Chief Executive Officer of NewBridge. “Each of these accomplishments was achieved due to critical strategic events in 2012. We concluded our asset disposition plan, which resulted in a $106 million reduction of adversely classified assets in 2012 and the reduction of our classified asset percentage from 77.6% at December 31, 2011 to 30.5% at year end. The percentage at March 31, 2013 continued to decline to 26.6%. The successful execution of this plan means that our core earnings are no longer burdened with high chargeoffs and other credit related costs. We also achieved the closing of a private offering of $56 million in new preferred equity, which was converted to common equity in February 2013. This enhanced capital provides us the necessary strength to pursue other strategic options. Finally, with the reduction of the classified asset burden and our added capital strength, we intensified our focus on solid, quality loan growth. We invested in experienced commercial banking teams in Charlotte and Raleigh, the two largest banking markets in North Carolina. We also expanded lending activities within our legacy branch footprint. In the first quarter, loans held for investment increased $14.5 million, an annualized loan growth rate of 5%. Core retained loans increased $72 million over the last twelve months. A large portion of this growth came from our Charlotte and Raleigh market teams.”

March Quarter 2013 Performance Highlights.

•	Net income for the first quarter was $4.7 million, an increase of 213% over the prior year’s first quarter.

>	Net interest income declined 6.9% or $1.1 million.

>	Provision for credit losses declined 72% or $2.5 million.

>	Noninterest income, excluding gain on sale of investment securities, increased 53.0% or $1.6 million.

>	Noninterest expense increased 4.0% or $544,000.

>	Efficiency percentage was 71.2% for the quarter compared to 70.9% for the first quarter of 2012.

•	Asset quality continued to improve.

>	Nonperforming assets declined $2.5 million, or 9.4%, from the 2012 year end to $24.2 million.

>	Allowance for credit losses was $26.1 million, a decrease of 2.1% from 2012 year end, while the percentage of the allowance to nonperforming loans increased 9.6% to 134.27%.

•	Loans held for investment increased 5% (on an annualized basis) compared to the total at December 31, 2012.

>	Core retained loans increased $72.3 million, or 6.85% over the prior year’s first quarter.

>	Charlotte and Raleigh markets were responsible for a large portion of this net growth.

•	Low-cost core deposits grew; however, loan yields continued to decline, resulting in continued pressure on the net interest margin.

>	Funding mix continued to improve as low-cost core deposits grew $13.3 million from the 2012 year end and represented 75% of total deposits at March 31, 2013.

>	Deposit costs declined to 0.28%, down 3 basis points from the fourth quarter of 2012.

>	Loan yields were down 11 basis points to 4.66% from the fourth quarter of 2012.

>	Net interest margin remained strong at 3.92%, increasing 1 basis point from the December 31, 2012 quarter.

•	Capital levels increased.

>	Already solid capital levels were enhanced by the fourth quarter 2012 equity raise of $56 million, all of which was converted into common equity in the 2013 first quarter.

>	Tangible common equity increased to 8.5% of tangible assets.

>	Tier 1 risk-based capital increased to 15.59%.

>	Leverage capital increased to 12.48%.

>	Total risk-based capital increased to 16.88%.

Net Interest Income

Net interest income declined $1.1 million to $15.1 million for the first quarter compared to the first quarter of 2012. This result was due primarily to a compression of our net interest margin, which declined 23 basis points to 3.92%. Liability costs were reduced 25 basis points; however, earning asset yields fell 48 basis points from the prior year’s first quarter. In particular, investment yields declined 0.88% to 3.18% during the quarter due to the sustained low interest rate environment and our intention of keeping the investment portfolio at a relatively short duration.

Noninterest Income

Noninterest income totaled $4.8 million, a $1.8 million improvement over the prior year’s first quarter. The Company recorded gains of $208,000 on sales of investment securities and $125,000 on other real estate owned (OREO). In the prior year’s first quarter, the Company had no gains on sales of investments and a loss of $1.0 million on OREO. The Company also experienced higher noninterest income from retail banking revenue, wealth management services and other equity investment gains, which are reflected as other noninterest income.

Noninterest Expense and Taxes

First quarter noninterest expense totaled $14.1 million, a 4.0% increase over the 2012 first quarter. Compensation expense increased $766,000, or 10.8%, over the prior year’s first quarter. Other noninterest expense declined $222,000, including a $157,000 reduction in OREO expense. The increase in compensation expense was due primarily to investments in our Charlotte and Raleigh commercial banking teams and, to a lesser extent, other key banking team additions in the Triad market. The Company’s effective tax rate for 2013 is 0% as we recorded the reversal of a portion of the impairment of our deferred tax asset to carry it at estimated realizable value.

Balance Sheet

Total assets were unchanged from year end at $1.71 billion. Loans held for investment increased 1.3% from year end 2012 but were offset by declines in loans held for sale and cash and cash equivalents. Total deposits increased $20.5 million over year end 2012 to $1.4 billion. Core deposits, which exclude time deposits, increased $13.3 million, or 1.3%, and totaled 75% of total deposits at March 31, 2013. Common equity increased $60.1 million during the quarter but was partially offset by a $56.2 million decline in preferred equity. The changes within equity were due primarily to $4.0 million of retained earnings and the conversion of $56 million in preferred stock to common shares.

Core Loan Growth

Total loans held for investment were $1.17 billion at March 31, 2013 and $1.16 billion at 2012 year end. However, growth in core retained loans was $72.3 million over the trailing twelve months (an annual rate of 6.85%). Approximately 83% of the trailing twelve month increase in core retained loans resulted from the Company’s market teams in Charlotte and Raleigh.

	2013	2012
	First	First
	Quarter	Quarter
Core Retained Loan Growth
(dollars in thousands)
Loans held for investment	$1,169,887	$1,173,671
Less classified loans	42,935	118,993
Core retained loans	$1,126,952	$1,054,678

Core retained loan growth	$72,274
Trailing twelve month core retained loan growth	6.85%

Asset Quality

In the first quarter, asset quality continued to improve. Nonperforming assets as a percentage of total assets declined to 1.41% from 1.56% at December 31, 2012. Nonperforming loans totaled $19.4 million, and OREO was $4.8 million. The allowance for credit losses was $26.1 million, or 134% of nonperforming loans, compared to $26.6 million and 125% at year end 2012. Total classified assets, which includes nonperforming assets and other potential problem assets, totaled $47.7 million, or 26.6% of the total Tier 1 capital and reserves of our banking subsidiary, NewBridge Bank (the Bank). Classified assets totaled 30.5% of the Bank’s Tier 1 capital plus reserves at December 31, 2012.

Outlook

We anticipate continued asset growth in the remainder of 2013. We also believe that the Company’s prior two quarters are indicators of our future core earnings potential. The low interest rate environment and intense competition for quality loans remain as our key challenges. Consequently, margin pressure is likely to continue. We intend to meet these challenges by growing the loan portfolio, remaining disciplined with our cost controls and continuing to maximize fee income opportunities. We will consider growth through acquisitions that are consistent with our disciplined strategic vision and present realistic opportunities for quality earnings enhancement.

Use of Non-GAAP Measures

Tangible common shareholders’ equity ratios have become a focus of some investors. Because tangible common shareholders’ equity is not formally defined by GAAP, this measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently. Since analysts and banking regulators may assess our capital adequacy using tangible common shareholders’ equity, management believes that it is useful to provide investors with the ability to assess the Company’s capital adequacy on the same basis.

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

NewBridge Bank is the largest community bank in the 12-county Piedmont Triad Region of North Carolina and one of the largest community banks in the state. NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 37 locations throughout North Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

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FINANCIAL SUMMARY

	Three Months Ended March 31
	2013	2012
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$13,426	$14,922
Investment securities	2,991	3,585
Other	7	15
Total interest income	16,424	18,522
Interest expense:
Deposits	788	1,744
Borrowings from the FHLB	253	259
Other	326	347
Total interest expense	1,367	2,350
Net interest income	15,057	16,172
Provision for credit losses	979	3,443
Net interest income after provision for credit losses	14,078	12,729
Noninterest income:
Retail banking	2,425	2,254
Mortgage banking services	558	563
Wealth management services	642	594
Gain on sale of investment securities	208	-
Writedowns and gain (loss) on sale of real estate acquired in settlement of loans, net	125	(1,008)
Bank-owned life insurance	460	467
Other	380	130
Total noninterest income	4,798	3,000
Noninterest expense:
Personnel	7,827	7,061
Occupancy	1,014	1,004
Furniture and equipment	819	778
Technology and data processing	986	1,020
Legal and professional	673	671
FDIC insurance	453	441
Real estate acquired in settlement of loans	161	318
Other	2,212	2,308
Total noninterest expense	14,145	13,601
Income before income taxes	4,731	2,128
Income tax expense	-	617
Net income	4,731	1,511
Dividends and accretion on preferred stock	(730)	(730)
Net income available to common shareholders	$4,001	$781
Net income per share - basic	$0.19	$0.05
Net income per share - diluted	$0.13	$0.05

FINANCIAL SUMMARY

	2013	2012
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Period-End Balance Sheet
(Dollars in thousands)
Assets
Loans held for sale	$2,439	$9,464	$7,074	$5,741	$7,676
Loans held for investment	1,169,887	1,155,421	1,168,747	1,162,630	1,173,671
Allowance for credit losses	(26,067)	(26,630)	(35,016)	(25,231)	(27,918)
Net loans held for investment	1,143,820	1,128,791	1,133,731	1,137,399	1,145,753
Investment securities	398,382	393,815	387,376	388,968	394,904
Other earning assets	11,752	9,006	10,646	35,936	5,730
Non-earning assets	155,686	167,631	175,082	180,392	191,905
Total Assets	$1,712,079	$1,708,707	$1,713,909	$1,748,436	$1,745,968

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$214,642	$206,023	$184,942	$192,066	$211,246
Savings deposits	47,050	44,450	44,990	45,371	44,118
NOW accounts	425,307	424,720	429,792	431,390	444,439
Money market accounts	324,864	323,326	350,189	374,217	383,256
Time deposits	341,091	333,974	379,823	406,153	366,135
Total deposits	1,352,954	1,332,493	1,389,736	1,449,197	1,449,194
Total borrowings	138,774	159,774	163,974	110,774	110,774
Other liabilities	20,393	20,426	20,834	18,914	18,954
Shareholders' equity	199,958	196,014	139,365	169,551	167,046
Total Liabilities and Shareholders' Equity	$1,712,079	$1,708,707	$1,713,909	$1,748,436	$1,745,968

ASSET QUALITY DATA

(Dollars in thousands)
Total nonperforming loans	$19,414	$21,360	$27,694	$34,680	$43,711
Other real estate owned	4,781	5,355	10,465	24,491	30,032
Total nonperforming assets	$24,195	$26,715	$38,159	$59,171	$73,743

Loans identified as impaired	$15,772	$16,400	$22,644	$32,955	$35,043
Other nonperforming loans	3,642	4,960	5,050	1,725	8,668
Total nonperforming loans	19,414	21,360	27,694	34,680	43,711
Performing classified loans	23,521	26,498	46,842	71,673	75,282
Total classified loans	$42,935	$47,858	$74,536	$106,353	$118,993
Other real estate owned	4,781	5,355	10,465	24,491	30,032
Total classified assets	$47,716	$53,213	$85,001	$130,844	$149,025
Classified percentage	26.59%	30.53%	48.10%	63.24%	72.09%
Tier 1 capital (Bank) and reserves	$179,428	$174,320	$176,729	$206,901	$206,723

Net chargeoffs	1,542	9,595	19,096	5,047	4,369
Allowance for credit losses	26,067	26,630	35,016	25,231	27,918
Allowance for credit losses to loans held for investment	2.23%	2.30%	3.00%	2.17%	2.38%
Nonperforming loans to loans held for investment	1.66	1.85	2.37	2.98	3.72
Nonperforming assets to total assets	1.41	1.56	2.23	3.38	4.22
Nonperforming loans to total assets	1.13	1.25	1.62	1.98	2.50
Net chargeoff percentage (annualized)	0.54	3.26	6.52	1.73	1.48
Allowance for credit losses to nonperforming loans	134.27	124.67	126.44	72.75	63.87

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of March 31, 2013
	Amortized	Gross	Gross	Estimated	Average		Average
	Cost	Unrealized gain	Unrealized loss	Fair value	Yield (%)		Duration (years)
US Treasury	$20,000	$-	$-	$20,000	0.06%		0.05
US Agency	67,089	47	(416)	66,720	1.94		5.63
Agency mortgage backed securities	19,106	1,887	-	20,993	5.37		1.87
Collateralized mortgage obligations	9,353	230	(3)	9,580	5.67		2.30
Commercial mortgage backed securities	40,485	1,906	(51)	42,340	3.29		3.49
Covered bonds	49,908	3,708	(18)	53,598	3.49		3.57
Corporate bonds	148,740	6,053	(394)	154,399	3.49		3.50
Municipal obligations	17,370	563	(26)	17,907	7.04	*	4.51
Federal Home Loan Bank stock	6,189	-	-	6,189
Other	5,775	881	-	6,656
Total	$384,015	$15,275	$(908)	$398,382	3.33	*	3.64

*	Fully taxable equivalent basis

COMMON STOCK DATA

	2013	2012
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$5.89	$4.63	$4.84	$4.38	$4.79
High	6.48	4.95	5.00	4.94	4.91
Low	4.50	3.92	3.74	3.88	3.71
Book value	5.19	5.58	5.56	7.48	7.32
Tangible book value	5.09	5.38	5.35	7.27	7.09
Average shares outstanding	21,055,250	15,655,868	15,655,868	15,655,868	15,655,868
Average diluted shares outstanding	29,699,040	20,978,610	15,655,868	16,465,346	16,299,355

OTHER DATA

	Three Months Ended March 31
	2013	2012

Tangible common equity	$144,693	$111,055
Return on average assets	1.13%	0.35%
Return on average equity	9.74	3.66
Net yield on earning assets	3.92	4.15
Average loans to assets	68.65	68.60
Average loans to deposits	87.38	83.37
Average noninterest - bearing deposits to total deposits	15.66	12.90
Average equity to assets	11.57	9.58
Total capital as a percentage of total risk weighted assets	16.88	14.45
Tangible common equity as a percentage of tangible assets	8.47	6.37
Tangible common equity as a percentage of total risk weighted assets	10.79	8.02

ANALYSIS OF YIELDS AND RATES

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,168,844	$13,426	4.66%	$1,191,042	$14,922	5.04%
Investment securities	388,546	3,091	3.18%	362,766	3,681	4.06%
Other earning assets	11,999	7	0.24%	23,978	15	0.25%
Total Earning Assets	1,569,389	16,524	4.27%	1,577,786	18,618	4.75%
Non-Earning Assets	133,234			158,397
Total Assets	$1,702,623	16,524		$1,736,183	18,618

Interest-Bearing Liabilities
Deposits	$1,128,121	788	0.28%	$1,244,232	1,744	0.56%
Borrowings	147,572	579	1.59%	120,808	606	2.02%
Total Interest-Bearing Liabilities	1,275,693	1,367	0.44%	1,365,040	2,350	0.69%
Noninterest-bearing deposits	209,522			184,347
Other liabilities	20,354			20,529
Shareholders' equity	197,054			166,267
Total Liabilities and Shareholders' Equity	$1,702,623	1,367		$1,736,183	2,350
Net Interest Income		$15,157			$16,268
Net Interest Margin			3.92%			4.15%
Interest Rate Spread			3.83%			4.06%